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                                                                    EXHIBIT 99.1

            LA JOLLA PHARMACEUTICAL COMPANY COMPLETES STOCK OFFERING

SAN DIEGO, AUGUST 13, 2003 -- La Jolla Pharmaceutical Company announced today that it has completed its previously announced public offering of 8,150,000 shares of common stock. The net proceeds to the Company, after expenses, from the sale of the shares will be approximately $20.9 million. Pacific Growth Equities, LLC served as the sole underwriter for the offering.

La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases afflicting several million people in the United States and Europe.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities of La Jolla Pharmaceutical Company, and there shall be no sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from current expectations.

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